EXHIBIT 99.1

Press Release                              Source: Americhip International, Inc.

AmeriChip International Inc. Provides Corporate Update
Monday November 29, 11:18 am ET

PLYMOUTH, Mich., Nov. 29, 2004 (PRIMEZONE) -- The Board of Directors of AmeriChip International Inc. (OTC BB:ACHI.OB - News) is pleased to provide to its shareholders an update on matters of interest.

In October 2004, the Company attended a scheduling conference ordered by the U.S. Bankruptcy Court, in connection with the Chapter 11 case of American Production Machining ("APM"). At that time three parties, including AmeriChip, submitted plans to the Court to purchase the assets of APM. The Court issued an order regarding procedures for preliminary approval and balloting of three competing plans and disclosure statements. Each of the bidding parties is entitled to submit any modifications to their plans no later than 4 p.m. on December 1, 2004. As of October 2004, the proposal presented by AmeriChip was the highest dollar amount bid of all competing proposals.

Each of the bidding parties has until December 8, 2004 at 4 p.m. to file any objections to modified plans of the other bidders submitted to the Court. Once the Court has approved of the disclosure statements and the form of the ballot is approved on or about December 15, 2004, ballots will be sent to the creditors and equity holders of APM to cast their vote for each plan submitted.

The ballot period takes 25 calendar days. The winning plan must receive the requisite number of and dollar amount of votes under the U.S. Bankruptcy Code for confirmation of a plan of reorganization. Once the Company has been informed of the results of the balloting, it will issue a release to update its shareholders and other interested parties about the results of the vote. Due to the delay in the court proceedings, we will not be able to reach the earnings per share goal set earlier in the year.

Headquartered in Plymouth, Michigan, U.S.A., AmeriChip International Inc. holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at http://www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.


Contact:

AmeriChip International Inc.
R. Windsor (905) 898-2646
r.windsor@americhipintl.com
www.americhipintl.com
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Source: Americhip International, Inc.